UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Air Products and Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 17, 2025, Air Products and Chemicals, Inc. (the “Company”) posted the following material on its website, https://www.voteairproducts.com/:

Also on January 17, 2025, the Company posted the following material on its website, https://www.airproducts.com/:

800-654-4567 I Contact Us Company v Energy Trans1t1on Susta1nab1lity Careers v Investors APD $ 312 06 • Umted States I Enghsh AIR ..I. Q PRODUCTS Gas Supply Industries Applications MyAirProducts t=; 01/17/2025 I LEHIGH VALLEY, PA Air Products Urges Shareholders to Protect the Company’s Stability and Path to Value Creation by Voting “FOR” ONLY Air Products’ Nominees on the WHITE Proxy Card The Board Expects the Following: After the Announcement of a New President No Later Than March 31st, the CEO Transition Will Be Completed Within Three Months of j oining the Company. Additionally, the Roles of Chair and CEO Will Be Separated, a New Independent Chair Appointed, and Mr. Ghasemi Will Retire from the Board Air Products’ Highly Qualified Board Is Significantly Refreshed with Outside Perspectives Our Independent Directors Are Running a Rigorous and Orderly CEO Succession Process Achieved Strong Preliminary Fiscal Q1 2025 Earnings Results (G.AAP EPS of $2.77; adjusted EPS of $2.86)1 Which Reinforce that the Company is Committed to Creating Superior Shareholder Value Media Contacts: Katie McDonald I +1 6 10 481 3673 Investor Contacts: Eric Guter I +1 610481 1872 Mun Shieh I +1 610 481 2951 Air Products’ (NYSE:APD) Board of Directors today issued the following OJCen letter to shareholders in connection w ith its upcoming 2025 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 8:30a.m. U.S. Eastern Time on j a1uary 23, 2025. The letter is available at voteairproducts.com, and the f Jll text follows: The f ull teKt of the letter toshareholders fo llows: Dear Fellow Shareholder, This year’s Annual Meeting is only days away and we urge you to protect the value of your investment in Air Products by voting “FOR” ONLY Air Products’ nominees on the WH I t ~roxy card . While Air Products successru11y executes a long-:erm strategy for growth and valu~ creation, ~antle Ridge continues to run a disruptive and misguided campaign focused on i’Tlpeding our signif icant progress in favor of it5 own short-termgoa s. Support for Mantle Ridge and its insufficiently qualifed and highly conflicte-d nominees would bring dbout Vdlue destruction dnd jeopardize Air Products’ prospects.

The Board's Independent Directors Are Executing a Thoughtful, Controlled CEO Succession Plan

- ✓ The Board has clearly articulated a CEO succession plan to ensure a smooth transition between Mr. Ghasemi and his successor. We are committed to providing an announcement of a new President no later than March 31, 2025, and expect the transition to the new CEO to occur within three months of the individual joining the Company.
- ✓ The Board also expects to split the Chair and CEO roles and appoint a new independent Chair, and Mr. Ghasemi will retire from the Board.
- × Eduardo Menezes, Mantle Ridge's designated candidate to be Air Products' next CEO, does not bring any public company CEO or board experience. He does not meet the basic criteria that the Board has outlined for Air Products' CEO role, for which the Board has already identified other, superior candidates through its rigorous succession process designed to identify the best candidate. He was rather more likely selected by Mantle Ridge due to his availability and the fact his tenure at Praxair overlapped with Dennis Reilley's. Notably, Mantle Ridge is only advocating for Mr. Menezes' appointment to the CEO role if he is paired with Mr. Reilley, and Mr. Menezes was not nominated by Mantle Ridge as a director candidate, demonstrating it does not trust him to stand alone.

Your Purpose-Built Board is Meaningfully Refreshed. The Independent Directors, including Two New Nominees, Have no Pre-Conceived Notions and a Proven Track Record as Advocates of Long-Term Shareholder Value Creation

- ✓ With the appointments of our two new nominees, Bhavesh V. ("Bob") Patel and Alfred Stern, six out of nine Directors will have been elected in the last five years.
- ✓ The Board has already selected the most qualified individuals to deliver long-term shareholder value. Identified through a rigorous process with the assistance of a leading executive search firm, Mr. Patel and Mr. Stern will approach their duties as directors with a critical lens, reviewing all aspects of the business and helping ensure the CEO transition process is carried out smoothly and expeditiously.
- × Mantle Ridge has put forth nominees whose experience and qualifications pale in comparison to the Air Products nominees' extensive and deep expertise in relevant industries. We believe Mantle Ridge's nominees have been selected not because of any superior or more relevant experience than our existing nominees, but rather because of pre-existing relationships with Mr. Hilal or due to their penchant for acting as activist nominees.

Your Board and Management Team Are Delivering on its Commitment to Create Superior Shareholder Value

- ✓ Preliminary fiscal 2025 first quarter GAAP EPS of $2.77 and preliminary fiscal 2025 first quarter adjusted EPS of $2.86 exceeds the top end of our fiscal 2025 first quarter adjusted EPS guidance[1] and analyst consensus.
- × In contrast, Mantle Ridge has not provided ANY plan. If Mantle Ridge is successful, Air Products' hydrogen strategy could be derailed, leading to long-term value destruction, and its attempts to secure long-term offtakes with major international customers would be hindered by an inexperienced, underqualified CEO and weakened board. We urge you not to jeopardize your investment.

Mantle Ridge's Four Nominees Have Stale or Inferior Experience and Lack Any Go-Forward Plan, Including Dennis Reilley, Whose Nomination Calls into Question Mantle Ridge's Judgement in Putting Him Forward

- According to official court filings and news reports, a purported friend of Mr. Reilley, John Davidson, testified under oath that, as a board director, Mr. Reilley leaked confidential information from three separate public companies, including information about a merger before it was publicly announced. Further, in an SEC enforcement action against a second individual, John Special, he claimed to have received material, non-public information from the same director, including related to the aforementioned merger before it was publicly announced.
- Mantle Ridge would have you believe that these individuals lied in Federal court, risking perjury charges.
- If true, and regardless of Mr. Reilley's intentions or account of events, we view Mr. Reilley's failure to protect confidential information as reckless, misaligned with the fundamental duties of a director and wholly disqualifying from his candidacy to any public company board.
- Mr. Reilley has not held an executive or operating position in over 18 years in an industry that has undergone tremendous change during that time, thereby rendering any "experience" that he has as stale.

In casting your vote, please keep in mind the facts presented above and consider the serious risks of letting Mantle Ridge replace high-quality directors from our Board with handpicked, underqualified nominees who will attempt to install an ill-prepared CEO candidate who would upend our two-pillar strategy and potentially cost shareholders billions of dollars. DO NOT LET ACTIVIST PAUL HILAL OBTAIN CONTROL OF YOUR COMPANY TO ENABLE HIM TO PURSUE HIS OWN, MISGUIDED PERSONAL GOALS.

Protect your investment and your Company by voting the **WHITE** proxy card "FOR" ONLY Air Products' full slate of director nominees. Please discard any blue proxy card you may receive from Mantle Ridge.

Thank you for your continued support.

Sincerely,

The Air Products Board of Directors

We strongly urge that you vote your shares "FOR" ONLY Air Products' Nominees. Please visit voteairproducts.com for additional information on voting and discard any blue proxy card you may receive from Mantle Ridge. All Air Products shareholders of record as of the close of business on November 27, 2024 will be entitled to vote at the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you plan to virtually attend the 2025 Annual Meeting, please take a few minutes now to vote by Internet or by telephone by following the instructions on the **WHITE** proxy card. Regardless of the number of Company shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" ONLY AIR PRODUCTS' NINE NOMINEES AND PROPOSALS ON THE WHITE PROXY CARD.

If you have any questions or require any assistance with voting your shares, please call the Company's proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders: 1 (877) 750-0537 (toll-free from the U.S. and Canada)
or +1 (412) 232-3651 (from other countries)

[1] Adjusted EPS, which is a non-GAAP financial measure. Additional information regarding this measure and a reconciliation of GAAP EPS to adjusted EPS is provided below. The Company previously provided fiscal 2025 first quarter adjusted EPS guidance in Exhibit 99.1 to its Current Report on Form 8-K dated January 14, 2024 (the "Prior Earnings Release"). Management is unable to reconcile, without unreasonable effort, the Company's forecasted range of adjusted EPS to a comparable GAAP range. Air Products provides adjusted EPS guidance on a continuing operations basis, excluding the impact of certain items that management believes are not representative of the Company's underlying business performance, such as the incurrence of costs for cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on the Company's future GAAP results.


Vote only "FOR" Air Products' Director Nominees on the White Proxy Card today!
Your vote at Air Products' upcoming 2025 Annual Meeting of Shareholders on January 23, 2025 is critical and more important than ever this year.
Visit voteairproducts.com

About Air Products

Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world's largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2024 sales of $12.1 billion from operations in approximately 50 countries and has a current market capitalization of about $65 billion. Approximately 23,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products' higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what's possible to address the challenges facing customers, communities, and the world. For more information, visit airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

Non-GAAP Financial Measures

This communication contains certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), including adjusted EPS and adjusted EBITDA margin. On our website, at investors.airproducts.com, we have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Management believes these non-GAAP financial measures provide investors, potential investors, securities analysts, and others with useful information to evaluate our business because such measures, when viewed together with our GAAP disclosures, provide a more complete understanding of the factors and trends affecting our business. The non-GAAP financial measures supplement our GAAP disclosures and are not meant to be considered in isolation or as a substitute for the most directly comparable measures prepared in accordance with GAAP. These measures may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This communication contains "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's expectations and assumptions as of the date of this communication and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and other factors disclosed in our filings with the Securities and Exchange Commission. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

AIR PRODUCTS — GENERATING A CLEANER FUTURE

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800-654-4567 I Contact Us Company v Energy TransitiOn Susta1nablllty Careers v Investors APD S 312 06 ...Umted States I Enghsh AIR J. PRODUCTS t.:.; Gas Supply Industries Applications MyAirProducts Q NEWS CENTER Air Products Urges Shareholders to Protect Company’s Stability and Path to Value Creation Air Produas’ Board of Direaors issued an open letter to ... shareholders in connection with its upcoming 2025 Annual Meet ing of Shareholders, which will be held at 8:30a.m. U.S. Eastern Time on january 23, 2025. The letter is available at voteairproducts.com. Read More Vote only “FOR” Air Products’ Director Nominees on the White Proxy Card today! Your vote at Air Products’ upcoming 202~ Annual Meeting of Shareholders on january 23, 2025 is critical and nore important than ever this year. Visit voteairproduas.com ~

RECENT NEWS



17 JANUARY 2025

Air Products Urges Shareholders to Protect Company's Stability and Path to Value Creation



14 JANUARY 2025

Air Products Announces Preliminary Q1FY25 GAAP EPS of $2.77 and Adjusted EPS of $2.86, Exceeding Company's Previous Adjusted EPS Guidance for the Quarter



13 JANUARY 2025

Air Products Sends Letter to Shareholders Highlighting Reasons to Support Its Board Nominees



09 JANUARY 2025

Air Products Sends Letter to Shareholders Correcting Mantle Ridge's Falsehoods and Misleading Claims

17 JANUARY 2025

Air Products Urges Shareholders to Protect the Company's Stability and Path to Value Creation by Voting "FOR" ONLY Air Products' Nominees on the WHITE Proxy Card



Air Products' Board of Directors issued an open letter to shareholders in connection with its upcoming 2025 Annual Meeting of Shareholders, which will be held at 8:30 a.m. U.S. Eastern Time on January 23, 2025. The letter is available at voteairproducts.com.

800-654-4567 | Contact Us   Company   Energy Transition   Sustainability   Careers   Investors   APD $ 312.06   United States | English

Gas Supply   Industries   Applications   MyAirProducts


Air Products Urges Shareholders to Protect the Company's Stability and Path to Value Creation by Voting "FOR" ONLY Air Products' Nominees on the WHITE Proxy Card
Read press release

Vote only “FOR” Air Products’ Director Nominees on the White Proxy Card today! Your vote at Air Products’ upcoming 2025 Annual Meeting of Shareholders on january 23, 2025 is critical and more important than ever this year. Visit voteairproducts.com ~fEATURED NEWS , ———- · .I l7JANUARY 202~ 14 )Afi.UARY 2025 13)ANUARY 202S Air Products Urges Air Products Air Products Sends Air Products Sends Shareholders to Announces Letter to Letter to Protect Company’s Preliminary Q1 FY25 Shareholders Shareholders Stability and Path to GAAP EPS of $2.77 Highlighting Correcting Mantle Value Creation and Adjusted EPS of Reasons to Support Ridge’s Falsehoods $2.86, Exceeding Its Board Nominees and Misleading Company’s Previous Claims Adjusted EPS Guidance for the Quarter

Also on January 17, 2025, the Company posted the following material on its website, https://www.investors.airproducts.com/:

Also on January 17, 2025, the Company made the following posts to its social media platforms: